Exhibit 99.1

August 1, 2013

IDACORP, Inc. Announces Second Quarter 2013 Results,
Increases 2013 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported second quarter 2013 net income attributable to IDACORP of $45.5 million, or $0.91 per diluted share, compared to $35.3 million, or $0.71 per diluted share, in the second quarter of 2012. For the first six months of 2013, IDACORP recorded net income attributable to IDACORP of $79.0 million, or $1.58 per diluted share, compared to $60.2 million, or $1.21 per diluted share for the first six months of 2012.

Idaho Power Company, IDACORP's principal subsidiary, reported second quarter 2013 net income of $45.0 million compared to $34.7 million in the second quarter of 2012, and net income of $79.0 million for the first six months of 2013, compared to net income of $60.5 million for the same period in 2012.

"The strong second quarter resulted from improved operating results due to sustained focus on our core business combined with impacts of drier and warmer than normal weather conditions," said IDACORP President and Chief Executive Officer LaMont Keen. "Core business results were positively impacted in the quarter by 2013 revenues that include a return on the Langley Gulch natural gas plant that went into service in late June 2012, growth in the number of customers served, and effective cost management of operation and maintenance expenditures.

“We successfully operated through a hot, dry quarter that brought significant usage from irrigation pumping and air conditioning. The increased usage helped boost our operating and financial performance this year. We continue to see warmer than normal conditions beyond the quarter as triple-digit temperatures persist throughout our service territory. On July 1 and 2, Idaho Power reached consecutive record overall peak-hour average system loads of 3,402 and 3,407 megawatts, respectively, breaking the record set last July of 3,245 megawatts.

"Based on these results and our outlook for the remainder of 2013, we are increasing our annual earnings per share guidance from the range of $3.20 to $3.35 per diluted share to the range of $3.40 to $3.55 per diluted share. The guidance assumes sharing a portion of earnings with our Idaho customers, as we currently anticipate exceeding the ten percent return on year-end equity threshold for 2013," added Keen.

Performance Summary

A summary of financial highlights for the three- and six-month periods ended June 30, 2013 and 2012, is as follows (in thousands except per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
General business revenues	$264,432	$220,529	$496,651	$417,958
Total operating revenue	303,948	254,701	568,877	495,842
Total operating expenses	224,542	198,227	430,037	399,508
Income from operations	79,406	56,474	138,840	96,334
Net income attributable to IDACORP	45,513	35,301	79,046	60,230
Average outstanding shares - diluted	50,108	49,984	50,086	49,944
Earnings per diluted share	$0.91	$0.71	$1.58	$1.21

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the three- and six-month periods ended June 30, 2012 to June 30, 2013 (items are in millions and are before tax unless otherwise noted):

	Three months ended		Six months ended
Net income attributable to IDACORP, Inc. - June 30, 2012		$35.3		$60.2
Change in Idaho Power net income:
Rate changes, net of changes in power supply costs and power cost adjustment (PCA) mechanisms	$16.0		$29.8
Increase in sales volumes attributable to usage per customer, net of associated power supply costs and PCA mechanism impacts	6.5		12.7
Increases in sales volumes attributable to customer growth, net of associated power supply costs and PCA mechanism impacts	2.8		4.6
Other changes in operating revenues and expenses, net	1.0		(0.9)
Increase in Idaho Power operating income prior to sharing mechanisms	26.3		46.2
Revenue sharing recorded in second quarter 2013	(2.8)		(2.8)
Increase in Idaho Power operating income	23.5		43.4
Decrease in allowance for funds used during construction (AFUDC)	(6.8)		(12.8)
Changes in other non-operating income and expense	(0.7)		(3.3)
Reversal of additional amortization of accumulated deferred income tax credits (ADITC) in 2012	0.8		—
Increase in income tax expense	(6.5)		(8.8)
Total increase in Idaho Power net income		10.3		18.5
Other net changes (net of tax)		(0.1)		0.3
Net income attributable to IDACORP, Inc. - June 30, 2013		$45.5		$79.0

Second Quarter 2013 Net Income

IDACORP net income increased $10.2 million for the second quarter of 2013 when compared with the same period in the prior year. Idaho Power's operating income increased by $23.5 million over the comparative period. Rate changes that took effect in 2012, primarily increased rates related to the Langley Gulch power plant, increased operating income by $16.0 million for the quarter. In addition, increased sales volumes compared to the prior year's second quarter, led by a 14.5 percent increase in sales to irrigation customers, increased operating income by $9.3 million. The rate impact of the Langley Gulch plant was tempered by associated decreases in AFUDC of $6.8 million and increased depreciation and operating expenses related to the plant.

As a result of the rate and sales volume increases described above and their anticipated impact on annual net income, Idaho Power recorded $2.8 million as a provision against current revenues to be refunded to customers through a future rate reduction. This revenue sharing is related to a December 2011 settlement agreement with the IPUC, which requires sharing with Idaho customers of a portion of 2013 Idaho-jurisdiction earnings exceeding a 10.0 percent Idaho return on year-end equity. In the second quarter of 2012, Idaho Power did not record any similar provision for sharing.

Year-to-date Net Income

IDACORP net income increased $18.8 million for the first six months of 2013 when compared with the same period in the prior year. Idaho Power's operating income increased by $43.4 million over the comparative period. Higher rates, mostly related to the Langley Gulch power plant, improved operating income by $29.8 million, which was partially offset by a decrease in AFUDC of $12.8 million and by increased depreciation and operating expenses related to the plant. Increased sales volumes, largely resulting from greater irrigation sales and abnormally cold winter temperatures in 2013, increased operating income by $17.3 million. Operating income for the first six months of 2013 was also impacted by the sharing mechanism discussed above, with a provision against current revenues of $2.8 million recorded in the first half of 2013 but none recorded in the first half of 2012.

2013 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is increasing its earnings guidance estimate for 2013 from the range of $3.20 to $3.35 per diluted share to $3.40 to $3.55 per diluted share. The 2013 guidance incorporates all of the key operating and financial assumptions listed below.

2013 Estimates
	Current (1)	Previous (2)
Idaho Power Operating & Maintenance Expense (millions)(3)	$335-$345	$340-$350
Idaho Power Additional Amortization of ADITC (millions)	No Change	$0
Idaho Power Capital Expenditures, excluding AFUDC (millions)(4)	$230-$240	$245-$255
Idaho Power Hydroelectric Generation (million MWh)(5)	5.5-6.0	5.0-7.0

(1)As of August 1, 2013.
(2)As of May 2, 2013, the date of filing of IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.
(3)The reduction in projected expenses stem from efforts supporting Idaho Power's business optimization initiative.
(4)The estimated 2013 capital expenditures for the selective catalytic reduction equipment at the Jim Bridger plant units 3 and 4 of $5-10 million in the table above have decreased compared to the estimate included in the 2012 Form 10K and Form 10-Q for the quarter ended March 31, 2013, due to a delay of initiation of the project in 2013, which has resulted in reallocation of those expenditures to 2014.

(5)Based on reservoir storage levels and forecasted weather conditions as of the date of this report.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (617) 597-5311 for listen-only mode. The passcode is 10528156. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve more than 500,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) Idaho Power's rate design and the effect of regulatory decisions by state public utility commissions and federal regulators affecting Idaho Power's ability to recover costs and earn a return; (b) changes in customer growth rates, loss of significant customers, and related changes in loads; (c) the impacts of changes in economic conditions, including on customer demand; (d) unseasonable or severe weather conditions, wildfires, and other natural phenomena, which affect customer demand, hydroelectric generation levels, infrastructure repair costs, and fuel costs; (e) advancement of new technologies that reduce loads or render Idaho Power's generation facilities obsolete; (f) adoption of or changes in, and costs of compliance with, laws, regulations, and policies relating to the environment; (g) variable hydrological conditions and over-appropriation of surface and groundwater and the impact on generation from hydroelectric facilities; (h) the ability to purchase fuel and power from suppliers on reasonable terms; (i) accidents, fires, explosions, and mechanical breakdowns that may occur while operating and maintaining an electric system, and disruptions and outages of generation and transmission systems or the western interconnected transmission system; (j) the ability to obtain debt and equity financing when necessary and on favorable or reasonable terms; (k) reductions in credit ratings and potential reduction in liquidity; (l) the ability to buy and sell power, transmission capacity, and fuel in the markets and the availability to enter into, and success or failure of, financial and physical commodity hedges; (m) changes in or implementation of mandatory reliability, security, and other requirements for system infrastructure; (n) costs and operational challenges of integrating an increasing volume of mandated purchased intermittent power; (o) the magnitude of future benefit plan funding obligations; (p) the ability and willingness of the companies' boards of directors to continue to pay dividends, and contractual and regulatory restrictions on those dividends; (q) changes in tax laws and the availability of tax credits; (r) employee workforce factors, including potential unionization of all or part of the companies' workforce and the impacts of an aging workforce; (s) failure to comply with state and federal laws, policies, and regulations, and the ability to obtain and comply with governmental permits, licenses, and right-of-way for major projects; (t) the failure of information systems or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the companies from cyber attacks, terrorist incidents, or the threat of terrorist incidents, and acts of war; (u) adoption of or changes in accounting policies, principles, or estimates; and (v) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement technology solutions. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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